Exhibit 99.1

[Harbor Global Company Ltd. letterhead]

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS EARNINGS FOR THE

QUARTER ENDED JUNE 30, 2004

Boston, Massachusetts, August 11, 2004. Harbor Global Company Ltd. (“Harbor Global” or the “Company”) (OTC BB:HRBGF) reported a net loss of $2.8 million ($0.49 per share) on revenues of $2.8 million in the second quarter of 2004 compared with net income of $2.7 million ($0.48 per share) on revenues of $2.4 million for the second quarter of 2003. The $5.5 million decrease in income was attributable principally to $2.8 million of lower realized portfolio gains from the Russian real estate management and investment management operations, a $1.1 million federal income tax liability associated with the conversion of Pioglobal First Russia, Inc. into a Delaware limited liability company, Pioglobal First Russia, LLC, a non-recurring gain of $0.9 million recorded in 2003 on the sale to HSBC Bank USA (“HSBC”) of the Company’s right to receive supplemental payments from Ashanti Goldfields Teberebie Limited (“Ashanti”), and a $0.7 million increase in Russian withholding taxes payable on the Company’s approximate 52% share of a $13.1 million dividend declared by PIOGLOBAL Real Estate Investment Fund in the second quarter of 2004.

For the six months ended June 30, 2004, the Company reported a net loss of $3.4 million ($0.60 per share) compared with net income of $4.5 million ($0.80 per share) for the first half of 2003. The $7.9 million decrease was attributable primarily to $3.9 million of lower realized portfolio gains from the Russian real estate management and investment management operations, a non-recurring 2003 gain of $1.3 million from the early settlement of the Company’s $5 million note payable to Pioneer Asset Management USA Inc. for $3.75 million, the $1.1 million federal income tax liability from the Pioglobal First Russia, LLC conversion, a $0.9 million non-recurring 2003 gain recorded in connection with the sale to HSBC of the Company’s right to receive supplemental payments from Ashanti and a $0.7 million increase in withholding taxes due to the PIOGLOBAL Real Estate Investment Fund dividend.

HARBOR GLOBAL COMPANY LTD.

All amounts except per share are in millions of U.S. dollars

	Second Quarter		Six Months Ended June 30
	2004	2003	2004	2003
Revenues	$2.8	$2.4	$6.1	$4.9

(Loss) Earnings	$(2.8)	$2.7	$(3.4)	$4.5

Per Share (Loss) Earnings	$(0.49)	$0.48	$(0.60)	$0.80

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.6	$2.2	$5.6	$4.2
Real Estate Management	0.2	0.2	0.5	0.5
Other	—	—	—	0.2

Segment (Loss) Earnings
Russian Real Estate Management and Investment Management	$(3.0)	$2.1	$(3.1)	$3.1
Real Estate Management	(0.2)	(0.2)	(0.5)	(0.5)
Other	0.4	0.8	0.2	1.9

This press release, as well as future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed herein. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statement include, but are not limited to, the following: economic, political and regulatory stability in Russia and other emerging markets in which the Company operates; the success of our Russian real estate management operations; the Company’s limited history as an independent company; and the Company’s ability to retain key officers and managers. Additional information concerning potential factors that could affect future financial results is detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.